Exhibit 99.1
(Ziegler Logo)
                                                               Cynthia Johnson
                                                                  414-978-6421
                                                          cjohnson@ziegler.com

NEWS RELEASE

Ziegler declares dividend

      Milwaukee, Wisconsin - October 31, 2003 - The Ziegler Companies, Inc.

(AMEX: ZCO), a growth-oriented boutique investment banking and investment services firm with primary focus in the not-for-profit sectors of healthcare, senior living and churches, today announced a dividend.

      Ziegler's board of directors declared a 13-cent regular quarterly dividend for the third quarter. The dividend is payable on November 20, 2003 to shareholders of record at the close of business on November 10, 2003. Book value per share at September 30, 2003 was $18.55 per share.


About Ziegler:
      The Ziegler Companies, Inc. - (AMEX: ZCO), headquartered in Milwaukee, Wis., is a growth-oriented boutique investment banking and investment services firm with primary focus in the not for profit sectors of health care, senior living and churches. Operations comprise capital markets and investment services, including asset management and wealth management through retail brokerage offices.

      Nationally, Ziegler's Capital Markets Group is ranked as one of the leading investment banking firms for nonprofit healthcare and senior living facilities, as well as religious institutions and schools.

      Ziegler Investment Services Group operates a network of investment consultants throughout Wisconsin and the nation. It also sponsors the North Track family of mutual funds and provides retirement solutions, as well as private account management for individuals, corporations, foundations and endowments. Total assets under management are approximately $2.1 billion.

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